Exhibit 5.1

[KILPATRICK STOCKTON LLP LETTERHEAD]

Suite 2800 1100 Peachtree St.
Atlanta GA 30309-4530
t 404 815 6500 f 404 815 6555
www.KilpatrickStockton.com

June 6, 2006

Superior Essex Inc.
150 Interstate North Parkway
Atlanta, Georgia 30339

  Re:
  Registration Statement on Form S-3

Gentlemen:

        We have served as legal counsel to Superior Essex Inc., a Delaware corporation (the "Company"), in connection with the Company's preparation and filing of a Prospectus Supplement ("Prospectus Supplement") to be filed by the Company with the Securities and Exchange Commission (the "Commission"), supplementing that certain Registration Statement on Form S-3 (Registration No. 333-124577) and the related prospectus (both together with the Prospectus Supplement, the "Registration Statement"), in connection with the sale of up to 3,105,000 shares of the Company's Common Stock, $0.01 par value per share, (the "Common Stock"), including 2,700,000 shares to be sold by the Company to the underwriters named in the Registration Statement (the "Underwriters"), for resale by the Underwriters to the public, together with an additional 405,000 shares of Common Stock subject to an over-allotment option granted to the Underwriters by the Company.

        We have examined the originals or copies of such documents, corporate records, certificates of public officials, officers of the Company and other instruments relating to the authorization and issuance of the Common Stock as we deemed relevant or necessary for the opinions herein expressed.

        Upon the basis of the foregoing, it is our opinion that the shares of Common Stock to be issued and sold by the Company to the Underwriters pursuant to the terms of the Registration Statement will be, upon issuance, sale and delivery in the manner and under the terms and conditions described in the Registration Statement, legally issued, fully paid and nonassessable.

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Yours truly,
KILPATRICK STOCKTON LLP
By:	/s/ W. BENJAMIN BARKLEY W. Benjamin Barkley, a Partner